EXHIBIT 19.1

INHIBIKASE THERAPEUTICS, INC.

AMENDED AND RESTATED INSIDER TRADING POLICY

I.
Purpose

Inhibikase Therapeutics, Inc. (the “Company”) has adopted this Insider Trading Policy (as may be amended, restated and/or otherwise modified from time to time in accordance with its terms, this “Policy”) to satisfy the Company’s obligation to prevent the misuse of material nonpublic information, insider trading and to help the Company’s personnel and its external advisors avoid violating insider trading laws. It is your obligation to review, understand and comply with this Policy and applicable laws.

II.
Administration of the Policy

The Company’s Chief Financial Officer, and in such person’s absence, an employee designated by the Chief Financial Officer (each, the “Compliance Officer”), shall be responsible for administration of this Policy. All determinations and interpretations by the Compliance Officer shall be final and not subject to further review.

Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Compliance Officer. In addition, if you violate this Policy or any federal or state laws governing insider trading or know of any such violation by any director or employee of the Company, you should report the violation immediately to the Compliance Officer.

III.
Persons Subject to the Policy

This Policy applies to (i) all officers, directors and employees of the Company and any of its subsidiaries (“Insiders”), (ii) immediate family members and any persons that reside in the same household as any of the foregoing persons, (iii) any other person whose transactions in Company Securities (as defined below) are directed by, or subject to influence or control by the foregoing persons, and any trust, partnership, corporation or other entity formed for any of the foregoing persons’ benefit or for the benefit of a member any of the foregoing persons’ family and over which such person the ability to influence or direct investment decisions concerning securities, and (iv) all investment funds, trusts, retirement plans, partnerships, corporations and other types of entities over which any of the foregoing persons’ has the ability to influence or direct investment decisions concerning securities; provided, however, that this Policy does not apply to any such entity that engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership) if the entity has established its own insider trading controls and procedures in compliance with applicable securities laws and it (or an affiliated entity) has represented to the Company that its affiliated entities: (a) engage in the investment of securities in the ordinary course of their respective businesses; (b) have established insider trading controls and procedures in compliance with securities laws; and (c) are aware the securities laws prohibit any person or entity who has material nonpublic information concerning the Company from purchasing or selling securities of the Company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities ((ii) to (iv) above, collectively, “Affiliated Persons”). You are responsible for ensuring that all of your Affiliated Persons also comply with this Policy and therefore should make them aware of the need to confer with them before they trade in Company Securities (as defined below) and should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account.

This Policy does not, however, apply to personal securities transactions of your immediate family members (as defined below) where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your immediate family members (as defined below).

For purposes of this policy, “immediate family member” means (a) any spouse or domestic partner, child, stepchild, grandchild, parent, stepparent, grandparent, sibling, mother or father-in-law, son or daughter-in-law, or brother-in-law or sister-in-law (as well as other adoptive relationships) who resides in the same household as you, (b) any child or spouse’s child who does not reside in the same household as you but is financially dependent on you, (c) any of your other family members who do not reside in your household but whose transactions are directed by you, and (d) any other individual over whose account you have control and to whose financial support you materially contribute. (Materially contributing to financial support would include, for example, paying an individual’s rent but not just a phone bill.)

All consultants and outside advisors assisting the Company on sensitive matters are expected to abide by this Policy, although the Company assumes no responsibility with respect to the actions of persons who are not under its direct control.

This Policy applies to you and your Affiliated Persons so long as you are associated with the Company. If you are in possession of material non-public information related to, affecting or regarding the Company or its subsidiaries (“Inside Information”) when your employment or service terminates, you may not trade in Company Securities (as defined below) until the first trading day after any Inside Information known to you has become public or is no longer material.

IV.
Transactions Subject to the Policy

This Policy applies to all transactions in securities of the Company (collectively referred to in this Policy as “Company Securities”), including common stock, options to purchase common stock, preferred stock, convertible debt and warrants, or any other type of securities that the Company has or may issue, as well as derivative securities whether or not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company Securities.

V.
General Policy

When you are in possession of Inside Information, whether positive or negative, you may not either directly or indirectly, (i) purchase or sell, or offer to purchase or sell, Company Securities, (ii) engage in any other action to take advantage of Inside Information or (iii) without the consent of the Company, provide Inside Information to any other person outside of the Company, including your family and friends, who may trade or advise others to trade on the basis of that information.

In addition, you or your Affiliated Persons may not purchase or sell any securities of any other company, give trading advice about that company, tip or disclose that information, pass it on to others or engage in any other action to take advantage of that information, (i) with which the Company has an existing business relationship, including but not limited to, the Company’s distributor, vendors, customers or suppliers or collaboration, marketing, research, development or licensing partners, or (ii) with which the Company is in active discussions concerning a potential transaction or business relationship, when in possession of material non-public information concerning any such other company obtained during your employment with, or service to, the Company or any of its subsidiaries. If your work regularly involves handling or discussing confidential information of companies in either of the foregoing categories, you should consult with the Compliance Officer before trading in any of those company’s securities.

You may not disclose, convey or “tip” Inside Information to any person by providing them with Inside Information other than to disclose on a “need to know” basis to officers and employees of the Company or outside advisors in the course of performing their duties for the Company. When sharing Inside Information with other officers and employees of the Company or outside advisors, or other persons involved in the business and affairs of the Company, such information should be confined to as small a group as possible. Unlawful tipping includes passing on Inside Information to friends, family members, acquaintances or anyone else who might buy or sell a security or other financial instrument on the basis of that information, whether or not you intend to or actually do realize a profit (or any other benefit) from such tipping. Additionally, you may not recommend to any person that such person engage in or refrain from engaging in any transaction involving the Company Securities, or otherwise give trading advice concerning the Company Securities, if you are in possession of Inside Information.

Additionally, if you believe you may be in possession of Inside Information that could potentially have a material effect on the stock price of a company with which the Company does not have an existing business relationship or with which the Company is not discussing a potential transaction or business relationship, you should exercise caution when trading in the securities of that company because the U.S. Securities and Exchange Commission (the “SEC”) has successfully brought an insider trading claim against an insider in those circumstances.

VI.
Definition of Inside Information

Material Information. Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell Company Securities or the securities of another public company. Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material. Determining whether information is material is not always straightforward; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. When doubt exists as to whether information would be considered “material,” the information should be presumed to be material. While it is not possible to identify in advance all information that will be deemed to be material, some examples of such information would include the following:

•
significant adverse events in a clinical trial or a clinical hold, clinical trial results, feedback from regulators concerning the design and advancement of clinical trials or requirements for regulatory approval, including the receipt of minutes from any such interactions, the timing or expectation of drug approvals, receipt of regulatory designations, such as orphan drug, breakthrough or new chemical entity designations, or pending or proposed partnering, collaboration and licensing transactions
•
merger, acquisition, tender offers, joint venture, partnerships, strategic alliances, collaborations, investment proposals, or dispositions of significant assets;
•
annual or quarterly financial statements;
•
potential restatements of the Company’s financial statements, changes in auditors or auditor notification that the Company may no longer rely on an auditor’s audit report;
•
earnings estimates;
•
changes to operational or financial guidance;
•
significant expansion or curtailment of operations;
•
material information regarding an existing or potential customer or supplier;
•
unusual borrowings;
•
public or private securities offerings;
•
significant actual or threatened litigation or governmental investigations or major developments in such matters;
•
cybersecurity risks and incidents, including the discovery of significant vulnerabilities or breaches;
•
changes in senior management or members of the Board of Directors;
•
information concerning clinical trials and their results, intellectual property, regulatory approvals or other developments (positive or negative), product or technological plans, developments or agreements;
•
significant communications to or from regulatory agencies;
•
new product launches or the introduction of new business strategies;
•
the status of the Company’s progress toward achieving significant Company goals;
•
listing on or delisting from a stock exchange;
•
new major contracts, customers, distributors or suppliers, or the loss of any of the foregoing;
•
material changes in the Company’s pricing or cost structure for its products;
•
changes in dividend policy or declarations of stock splits;
•
potential defaults under our credit agreements or indentures or potential material liquidity issues;
•
bankruptcies, receiverships, or company restructuring;
•
significant related party transactions; or
•
similar information concerning a significant subsidiary, business unit or investment.

Non-Public Information. Information that has not been widely disseminated to the public is generally considered to be non-public information. Information generally becomes available to the public when it has been disclosed by the Company or third parties in a press release or other authorized public statement, including any filing with the SEC. Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until after the second full trading day after the information is released. If, for example, the Company were to make an announcement prior to the start of trading on a Monday, a person covered by this Policy should not trade in Company Securities until the start of trading on Wednesday. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material non-public information.

If you are unsure whether you are in possession of Inside Information, you should consult with the Compliance Officer prior to engaging in, or entering into an agreement, understanding or arrangement to engage in, a purchase or sale transaction of any Company Securities.

VII.
Special and Prohibited Transactions

In addition to the other restrictions set forth in this Policy, the following transactions are strictly prohibited at all times:

•
trading in call or put options involving Company Securities and other derivative securities;
•
engaging in short sales of Company Securities;
•
holding Company Securities in a margin account;
•
all forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts; and
•
pledging Company Securities to secure margin or other loans.

No Insider may donate or make any other transfer of Company Securities without consideration when the Insider is not permitted to trade. In addition to charitable donations or gifts to family members, friends, trusts or others, this prohibition applies to distributions to limited partners by limited partnerships that are subject to this Policy. Making a gift shall be considered trading in securities for purposes of the pre-clearance procedures and post-trade reporting requirements in Section VIII below.

If you are unsure whether a particular transaction is prohibited under this Policy, you should consult with the Compliance Officer prior to engaging in, or entering into, an agreement, understanding or arrangement to engage in, such transaction.

VIII.
Transactions Not Subject to Trading Restrictions Under the Policy

The trading restriction prohibitions in this Policy do not apply to:

•
the granting of options or other equity awards or the purchase or sale of Company Securities from or to the Company, as applicable;
•
purchases or sales of Company Securities made pursuant to any binding contract, specific instruction or written plan entered into outside of a blackout period and while the purchaser or seller, as applicable, was unaware of any material, nonpublic information and which contract, instruction or plan (i) meets all of the requirements of the affirmative defense provided by Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) was pre-cleared in advance pursuant to this Policy and (iii) has not been amended or modified in any respect after such initial pre-clearance without such amendment or modification being pre-cleared in advance pursuant to this Policy (a “10b5-1 Trading Plan”); or
•
transactions between Insiders and the Company with respect to grants under its equity incentive plan (or, to the extent applicable, granted outside such plan), including the exercise of stock options for cash; the vesting of restricted stock or restricted stock units (“RSUs”) or the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding upon the vesting of any restricted stock or RSUs. However, the exercise is subject to the current reporting requirements of Section 16 of the Exchange Act and, therefore, Insiders who are required to file reports under Section 16 of the Exchange Act must comply with the post-trade reporting requirement described in Section VIII below for any such transaction.

Consequently, restrictions contained in this Policy would apply to the sale of Company Securities in the open market to pay the exercise price of an option and to the “cashless exercise” effected through a broker or “same day sale” of an option, which generally entail the sale of a portion of the underlying stock on the market to cover the costs of exercise or the resulting taxes. In addition, any exercise of a stock appreciation right, share withholding and any sale of the underlying securities acquired upon the exercise of an option or RSU is subject to this Policy.

IX.
Additional Procedures Applicable to Restricted Persons

Special Blackout Periods. From time to time, the Company may impose special blackout periods on all officers and directors of the Company, certain key employees listed on Annex A hereto, as well as their Affiliated Persons (all of the foregoing being “Restricted Persons”) and other employees of the Company if, in the judgment of the Compliance Officer, it is likely that such person or persons have become aware of significant corporate developments that have not yet been disclosed to the public, even when trading otherwise may be permitted. If certain Restricted Persons or other employees of the Company become subject to a special blackout period, such persons are prohibited from (i) trading in Company Securities and (ii) without the consent of the Company, disclosing to others the fact that they are subject to such special blackout period, which may itself be considered under this Policy to be Inside Information. These special blackout periods may vary in length and may or may not be broadly communicated to Insiders. Unless otherwise specified, the Company will re-open trading at the beginning of the third day following the date of public disclosure of such significant corporate developments.

Pre-Clearance Procedures. A Restricted Person must obtain prior clearance from the Compliance Officer by submitting (in writing or via email) the information contained in the Request for Clearance to Trade as set forth on Annex B attached hereto, before such Restricted Person makes any purchases, sales or gifts of Company Securities, regardless of whether a blackout period is then in effect. To provide adequate time for the preparation of any required reports under Section 16 of the Exchange Act, a Request for Clearance to Trade form should, if practicable, be received by the Compliance Officer at least two (2) business days before the intended trade date. If the Restricted Person is an executive officer or director, the Restricted Person shall inform the Compliance Officer using the Request for Clearance to Trade form, whether, to the Restricted Person’s best knowledge, (a) the Restricted Person has (or is deemed to have) engaged in any opposite way transactions within the previous six months that were not exempt from Section 16(b) of the Exchange Act and (b) if the transaction involves a sale by an “affiliate” of the Company or of “restricted securities” (as such terms are defined under Rule 144 under the Securities Act of 1933, as amended (“Rule 144”)), whether the transaction meets all of the applicable conditions of Rule 144. In evaluating each proposed transaction, the Compliance Officer will consult as necessary with senior management and outside counsel before clearing any proposed trade. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. The Restricted Persons shall provide to the Compliance Officer any documentation they reasonably require in furtherance of the foregoing procedures. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company Securities. Clearance of a transaction is valid for no more than the five (5) business day period (or such shorter period as may be prescribed in the pre-clearance form) immediately following receipt by the Restricted Person of such clearance. Restricted Persons do not need to receive pre-clearance for trades pursuant to an approved 10b5-1 Trading Plan, but must receive prior approval before implementing, terminating or amending such a plan by the Compliance Officer. The Compliance Officer will seek approval of their own trades from the Chief Executive Officer.

Even if a Restricted Person has received clearance, the Restricted Person may not engage in a trade if (i) such clearance has been rescinded by the Compliance Officer, (ii) the Restricted Person has otherwise received notice that the trading window has closed or (iii) the Restricted Person has or acquires material nonpublic information.

Insiders who are required to file reports under Section 16 of the Exchange Act shall inform their broker-dealers that (a) the Insider is subject to Section 16; (b) the broker shall confirm that any trade by the Insider or any of their affiliates has been precleared by the Company; and (c) the broker is expected to provide transaction information to the Insider and/or the Compliance Officer on the day of a trade.

From time to time, an event may occur that is material to the Company and is known by only by a limited number of directors and employees. The Compliance Officer may decline a Restricted Person’s request to preclear a proposed trade based on the existence of a material nonpublic development – even if the Restricted Person is not aware of that material nonpublic development. If any Restricted Person engages in a trade before a material nonpublic development is disclosed to the public or resolved, the Restricted Person and the Company might be exposed to a charge of insider trading that could be costly and difficult to refute even if the Insider was unaware of the development. So long as the event remains material and nonpublic, the Compliance Officer designee may decide not to approve any transactions in the Company Securities. The Compliance Officer will subsequently notify the Restricted Person once the material nonpublic development is disclosed to the public or resolved. If a Restricted Person requests preclearance of a trade during the pendency of such an event, the Compliance Officer may reject the trading request without disclosing the reason.

Post-Trade Reporting. The details of any transactions in Company Securities (including transactions effected pursuant to a 10b5-1 Trading Plan) by an Insider (or an Affiliated Person) who is required to file reports under Section 16 of the Exchange Act must be reported to the

Compliance Officer by the Insider or their brokerage firm on the same day on which a trade order is placed or such a transaction otherwise is entered into. The report shall include the date of the transaction, quantity of shares, the price, the name of the broker-dealer that effected the transaction and whether the trade was made pursuant to a valid 10b5-1 Trading Plan. This reporting requirement may be satisfied by providing (or having the Insider’s broker provide) a trade order confirmation to the Compliance Officer if they receive such information by the required date. Compliance by directors and executive officers with this provision is imperative given the requirement of Section 16 of the Exchange Act that these persons generally report changes in ownership of Company Securities within two (2) business days. The sanctions for noncompliance with this reporting deadline include mandatory disclosure in the Company’s proxy statement for the next annual meeting of stockholders, as well as possible civil or criminal sanctions for chronic or egregious violators.

X.
10b5-1 Trading Plans

The Company permits all directors, officers and other employees to adopt a 10b5-1 Trading Plan pursuant to the Company’s procedure for adopting such a trading plan. All Restricted Persons must obtain pre-clearance prior to entering into, modifying or terminating a 10b5-1 Trading Plan. The restrictions on trading set forth in this Policy shall not apply to trades made pursuant to a 10b5-1 Trading Plan. More information concerning trading plans is available from the Compliance Officer.

The Company has adopted a separate Rule 10b5-1 Trading Plan Policy that sets forth the requirements for putting in place a 10b5-1 Trading Plan with respect to Company securities.

XI.
Consequences of Violations

The purchase or sale of Company Securities while aware of Inside Information, or the disclosure of Inside Information to others who then trade in Company Securities, is prohibited by federal and state securities laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities as well as the laws of foreign jurisdictions. Punishment for insider trading violations is severe, and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” within the organization if they fail to take reasonable steps to prevent insider trading by company personnel.

The penalties for violating rules against insider trading can be severe and include:

•
forfeiting any profit gained or loss avoided by the trading;
•
payment of the loss suffered by the persons who, contemporaneously with the purchase or sale of securities that are subject of a violation, have purchased or sold securities of the same class;
•
payment of criminal penalties of up to $5,000,000;
•
payment of civil penalties of up to three times the profit made or loss avoided; and
•
imprisonment for up to twenty (20) years.

The Company and/or the supervisors of the person engaged in insider trading may also be required to pay civil penalties or fines of $2.5 million or more (subject to period inflation adjustments), up to three times the profit made or loss avoided, as well as criminal penalties of up to $25,000,000, and could under some circumstances be subject to private lawsuits.

In addition, an individual’s failure to comply with this Policy may subject the individual to Company-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. A violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

XII.
Waivers

A waiver of any provision of this Policy, or the trading procedures contained herein, in a specific instance may be authorized in writing by the Compliance Officer, and any such waiver shall be reported to the Audit Committee of the Board.

XIII.
Amendment

This Policy may be amended from time to time with the approval of the Board or a designated committee thereof.

XIV.
Certification

You must sign, date and return the Certification set forth on Annex C attached hereto (or such other certification as the Compliance Officer may deem appropriate) stating that you have received, read, understand and agree to comply with this Policy. The Company may require you to sign such a Certification on an annual basis, which Certification may be in electronic format. Please note that you are bound by this Policy whether or not you sign the Certification.

*****

Adopted: December 22, 2020

Effective: December 22, 2020

Amended and Restated: March 25, 2025

Annex A

Restricted Persons

ACTIVE/135392480.4

Annex B

Request for Clearance to Trade

To: Inhibikase Therapeutics, Inc.	Attention: Compliance Officer
3350 Riverwood Parkway SE	Phone Number: [PHONE]
Suite 1927	E-mail: [E-MAIL@inhibikase.com]
Atlanta, GA 30339

Name:	Title:

I hereby request clearance for myself (or a member of my immediate family or household) to execute the following transaction relating to the securities of Inhibikase Therapeutics, Inc.

Type of Transaction:


I wish to purchase shares of common stock. Number of shares of common stock to be purchased:

I wish to sell shares of common stock. Number of shares of common stock to be sold:

I wish to gift shares of common stock. Number of shares of common stock to be gifted:

Other:

Expiration Date for Transaction:

If the request is for a member of my immediate family or household:

Name of Person:	Relationship:

Section 16:


I am not subject to Section 16.

To the best of my knowledge, I have not (and am not deemed to have) engaged in an opposite way transaction within the previous 6 months that was not exempt from Section 16(b) of the Exchange Act of 1934, as amended.

None of the above.

Rule 144 (Not applicable if transaction requested involves a purchase):

ACTIVE/135392480.4


I am not an “affiliate” of the Company and the transaction requested above does not involve the sale of “restricted securities” (as those terms are defined in Rule 144 under the Securities Act of 1933, as amended).

To the best of my knowledge, the transaction requested above will meet all of the applicable conditions of Rule 144.

The transaction requested will be made pursuant to an effective registration statement covering such transaction.

None of the above.

I hereby represent that I am not aware of any material, non-public information concerning Inhibikase Therapeutics, Inc. or its subsidiaries at the time of submitting this request and I agree that should I become aware of any material, non-public information concerning Inhibikase Therapeutics, Inc. or its subsidiaries prior to consummating the approved transaction, I will not consummate such transaction.

I understand that once approved, the authorization is valid on the date of approval and during the remaining term of the trading window in which it is approved. I further understand that the approval will lapse if, in the judgment of the Compliance Officer, I am likely to be aware of material, non-public information or at the expiration of the trading window in which approval is granted, whichever is the first to occur.

Date	Signature
Approved by:

Compliance Officer	Date

ACTIVE/135392480.4

Annex C

Certification

I hereby certify that:

1. I have read and understand Inhibikase Therapeutics, Inc.’s Insider Trading Policy (the “Policy”). I understand that the Compliance Officer is available to answer any questions I have regarding the Policy.

2. Since I have been affiliated with the Company, I have complied with the Policy.

3. I will continue to comply with the Policy for as long as I am subject to the Policy.

I hereby designate the following investment funds and partnerships as entities for which the Trading Procedures shall not apply:___________________________________________ ____________________________________________________________________________. I hereby represent to the Company that such entities: (a) engage in the investment of securities in the ordinary course of their respective businesses; (b) have established insider trading controls and procedures in compliance with applicable securities laws; and (c) are aware such securities laws prohibit any person or entity who has material, nonpublic information concerning the Company from purchasing or selling securities of the Company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities.

Print name:

Signature:

Date: